Exhibit 5.1

Baker & McKenzie LLP

2300 Trammell Crow Center
2001 Ross Avenue
Dallas, TX 75201
United States

Tel: +1 214 978 3000

Fax: +1 214 978 3099

www.bakermckenzie.com

July 18, 2014

Gold Reserve Inc.

926 West Sprague Avenue, Suite 200

Spokane, Washington

99201 USA

Ladies and Gentlemen:

We have acted as U.S. securities counsel to Gold Reserve Inc., a corporation incorporated under the laws of the Yukon Territory (the “Company”), in connection with the registration statement on Form F-3 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “SEC”) relating to (i) $37,308,000 aggregate principal amount of 11% Senior Subordinated Convertible Notes due 2015 (the “2015 Notes”), (ii) up to $6,754,086 aggregate principal amount of 11% Senior Subordinated Interest Notes due 2015 (the “Interest Notes” and together with the 2015 Notes, the “Notes”) that have been, or will be, issued in connection with the regular payment of interest on the 2015 Notes and previously issued Interest Notes, which include (x) $135,293 aggregate principal amount of Interest Notes (the “Issued Interest Notes”) that were issued in connection with the interest payment date on June 30, 2014 and (y) up to $6,618,793 aggregate principal amount of Interest Notes (the “Future Interest Notes”) to be issued in connection with interest payments due in the future and (iii) up to 10,659,424 of the Company’s Class A common shares, no par value (the “Class A Common Shares”), issuable upon conversion of the 2015 Notes, all of which securities are registered under the Registration Statement for resale by the selling securityholders named in the prospectus included in the Registration Statement (the “Resale Offer”).

We have reviewed the originals, or photostatic or certified copies, of (i) the restated articles of incorporation and bylaws of the Company, as amended as of the date hereof, (ii) resolutions adopted by the unanimous written consent of Board of Directors of the Company authorizing the issuance of the Notes and other securities registered under the Registration Statement and related matters (the “Resolutions”), (iii) the Registration Statement and all exhibits thereto, (iv) the Indenture, dated as of May 18, 2007, by and among the Company and U.S. Bank National Association (“U.S. Bank”), as successor Trustee to The Bank of New York Mellon (formerly known as The Bank of New York), and Computershare Trust Company of Canada (“Computershare”), as successor Co-Trustee to BNY Trust Company of Canada (the “Original Indenture”), as amended and supplemented by (a) the Supplemental Indenture, dated as of December 4, 2012, by and among U.S. Bank, Computershare and the Company (the “First Supplemental Indenture”) and (b) the Second Supplemental Indenture, dated as of June 18, 2014, by and among U.S. Bank, Computershare and the Company, including the forms of 2015 Notes and Interest Notes (together with the Original Indenture and the First Supplemental Indenture, the “Indenture”), providing for the issuance of the Notes, (v) the Form T-1 of the Trustee filed as an exhibit to Company’s Application for Qualification of Indenture on Form T-3, as amended, and (vi) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

In rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents, (iv) each natural person signing any document reviewed by us had the legal capacity to do so, (v) any document under which, if applicable, the Notes have been, or may be, issued have been or will have been duly authorized, executed and delivered by persons with authority to sign in such capacity, and (vi) each of the Indenture and the Notes do not violate Yukon law insofar as such laws affect the enforceability of the Notes.  We have also assumed that prior to the commencement of the Resale Offer, the Registration Statement will have become effective under the Securities Act.

Based upon and subject to the foregoing, we are of the opinion that:

1.      the 2015 Notes and the Issued Interest Notes constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their terms; and

2.      when the Future Interest Notes have been issued, executed, duly authenticated by the Trustee and delivered in accordance with the terms of the Indenture, the Future Interest Notes will constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their terms.

The foregoing opinions are qualified to the extent that the enforceability of any document, instrument or Note may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, receivership, reorganization, liquidation, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general principles of equity (regardless of whether considered in a proceeding in equity or at law).

We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Original Indenture, First Supplemental Indenture, Second Supplemental Indenture or documents evidencing the Notes that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinion is limited in all respects to the laws of the State of New York, and we do not express any opinions as to the laws of any other jurisdiction or securities matters. With respect to all matters of Yukon law, we note that you are being provided with the opinion, dated on or about the date hereof, of Austring, Fendrick & Fairman, Yukon counsel to the Company.  For purposes of our opinion, we have assumed that the Company has been duly incorporated and is a validly existing corporation under Yukon law and that, where applicable, the issuance or delivery by the Company of any Class A Common Shares upon conversion or otherwise pursuant to the terms of the 2015 Notes will be duly authorized, executed, authenticated, issued and delivered by the Company in accordance with Yukon law and pursuant to the authority granted in the Resolutions and that such authority will remain in effect at all relevant times. We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Notes or as to the effect that their performance of such obligations may have upon any of the matters referred to above.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. We assume no obligation to revise or supplement this opinion or advise you of any changes in any matter set forth herein after the effective date of the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the SEC issued thereunder.

Very truly yours,

/s/ Baker & McKenzie LLP

Baker & McKenzie LLP